December 14, 2006

Mr. Elias Typaldos
15 Prospect Avenue
Montclair, NJ 07042

Re:    Temporary Salary Adjustment

Dear Elias:

By signing in the space provided below, you agree to a reduction in your annual salary for the calendar year 2007 from $300,000 to $250,000. Salary payments will continue to be made on the 15th and last day of each month in accordance with the Company’s ordinary payroll practices. Effective January 1, 2008, assuming you remain in AXS-One’s employ, your annual salary will revert to the current rate of $300,000, unless mutually agreed otherwise.

In the event there is a Change of Control, as defined in the AXS-One Inc. 2005 Stock Incentive Plan, during the calendar year 2007, your annual salary will revert to the current rate of $300,000. Further, if you are terminated without cause during 2007, severance payments would be based on 2006 salary levels.

In conjunction with this salary reduction, you are being awarded 73,455 restricted shares of the Company’s common stock pursuant to the 2005 Stock Incentive Plan, as set forth in a Restricted Stock Agreement provided herewith.

If these terms are acceptable, please sign and date this letter below.

Very truly yours,

AXS-ONE, INC.

By:    /s/ William Lyons
           William Lyons
           Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Elias Typaldos        12-14-06

Elias Typaldos                Dated